Exhibit 99.1

FOR IMMEDIATE RELEASE

HALLMARK ANNOUNCES SECOND QUARTER 2022 RESULTS

DALLAS, Texas, (August 15, 2022) - Hallmark Financial Services, Inc. (“Hallmark”) (NASDAQ: HALL) today announced financial results for the second quarter and six months ended June 30, 2022.

	Second Quarter		Year-to-Date
	2022	2021	2022	2021
$in millions:
Net (Loss) Income	$(69.4)	$(0.8)	$(72.6)	$8.1
Operating (Loss) Income (1)	$(42.4)	$(3.9)	$(45.6)	$0.5

$per diluted share:
Net (Loss) Income	$(3.82)	$(0.05)	$(4.00)	$0.45
Operating (Loss) Income (1)	$(2.33)	$(0.22)	$(2.51)	$0.03
(1)	See “Non-GAAP Financial Measures” below

Highlights:

●	Net loss of $69.4 million, or $3.82 per share, in the second quarter of 2022 as compared to a net loss of $0.8 million, or $0.05 per share, for the same period of 2021. Year-to-date net loss of $72.6 million, or $4.00 per share, as compared to net income of $8.1 million, or $0.45 per share, for the same period of 2021.
●	The net loss for the second quarter and first six months of 2022 included a full valuation allowance of $23.9 million against net deferred tax assets primarily due to recent net losses, including the current period net loss.
●	The net loss for the second quarter included a $42.7 million after-tax impact from the previously announced exited contract binding business. This impact was driven by unfavorable prior year loss reserve development of $35.6 million during the quarter, of which $29.6 million related to exceeding the aggregate limit of the loss portfolio transfer agreement entered into in fiscal 2020.
●	Net combined ratio of 169.2% and 137.1% for the three and six months ended June 30, 2022, compared to 106.4% and 101.3% for the same periods the prior year
●	Underlying combined ratio (excluding net prior year development and catastrophe losses) of 97.3% and 96.3% for the three and six months ended June 30, 2022, compared to 99.4% and 95.9% for the same periods the prior year. See Non-GAAP Financial Measures below.
●	Gross premiums written for the three and six months ended June 30, 2022 increased 7.3% and 0.1%, respectively, compared to the same period the prior year.

●	Net catastrophe losses were $2.0 million in the second quarter of 2022, or 2.5 points of the net combined ratio, as compared to $3.7 million, or 3.8 points of the net combined ratio, for the same period the prior year. Net catastrophe losses were $3.1 million for the first six months of 2022, or 1.9 points of the net combined ratio, as compared to $9.6 million, or 4.8 points of the net combined ratio, for the same period the prior year.
●	Net investment income was $3.1 million and $5.0 million during the three and six months ended June 30, 2022, as compared to $2.4 million and $5.4 million during the same periods in 2021.
●	Net investment losses of $4.0 million during the second quarter of 2022 as compared to net investment gains of $3.9 million during the same period the prior year. Net investment losses of $3.9 million for the six months ended June 30, 2022 as compared to net investment gains of $9.7 million during the same period the prior year.

Second Quarter and Year-to-Date 2022 Financial Review

	Second Quarter			Year-to-Date
	2022	2021	% Change	2022	2021	% Change
($in thousands)
Gross premiums written	$182,066	$169,716	7%	$333,025	$332,734	0%
Net premiums written	$84,301	$87,486	(4)%	$162,622	$178,983	(9)%
Net premiums earned	$80,113	$96,584	(17)%	$162,589	$198,436	(18)%
Investment income, net of expenses	$3,120	$2,353	33%	$4,979	$5,363	(7)%
Investment (losses) gains ,net	$(3,994)	$3,876	nm	$(3,943)	$9,655	nm
Net (loss) income	$(69,417)	$(845)	nm	$(72,636)	$8,125	nm
Operating (loss) income (1)	$(42,374)	$(3,908)	nm	$(45,633)	$498	nm
Net (loss) income per share - basic	$(3.82)	$(0.05)	nm	$(4.00)	$0.45	nm
Net (loss) income per share - diluted	$(3.82)	$(0.05)	nm	$(4.00)	$0.45	nm
Operating (loss) income per share - diluted (1)	$(2.33)	$(0.22)	nm	$(2.51)	$0.03	nm
Book value per share	$5.30	$9.63	(45)%	$5.30	$9.63	(45.0)%

(1)	See “Non-GAAP Financial Measures” below

Gross Premiums Written

Gross premiums written were $182.1 million and $333.0 million during the three and six months ended June 30, 2022, representing an increase of 7% and 0% from the $169.7 million and $332.7 in gross premiums written for the same periods in 2021.

Net Premiums Written

Net premiums written were $84.3 million and $162.6 million during the three and six months ended June 30, 2022, representing a decrease of 4% and 9% from the $87.5 million and $179.0 million in net premiums written for the same periods in 2021.

Net Premiums Earned

Net premiums earned were $80.1 million and $162.6 million for the three and six months ended June 30, 2022, representing a decrease of 17% and 18% from the $96.6 million and $198.4 million in net premiums earned for the same periods in 2021.

Investments

Total return on investment securities was -1.1% during the second quarter of 2022. Despite both equity and fixed income portfolios outperforming benchmarks, severe declines in equity and fixed income markets during the quarter prevented investments from contributing positively to results. The total return on Hallmark’s equity portfolio was -6.0% compared to -16.1% for the S&P 500 Stock Index. The total return on Hallmark’s fixed income portfolio was -0.9% compared to -4.5% for the Bloomberg Aggregate Bond Index.

Total return on investment securities was -1.3% during the six months ended June 30, 2022, again significantly outperforming market averages. The total return on Hallmark’s equity portfolio was -3.2% compared to -20.0% for the S&P 500 Stock Index. The total return on Hallmark’s fixed income portfolio was -1.6% compared to -10.4% for the Bloomberg Aggregate Bond Index.

Beginning in second quarter of 2020, following the steep decline in interest rates resulting from COVID-19 stimulus measures, significant restraint was exercised in making new commitments to bond investments. The amount of cash held steadily increased, growing to more than $350 million by 2021 year-end. As interest rates rose significantly in the latter part of the first quarter of 2022, $154 million of cash was deployed into fixed income securities at yields comparable to, or higher than, the average yield of the existing portfolio. During the second quarter of 2022, an additional $92 million was deployed in debt securities of similar or better yields.

These actions had two primary purposes. First, the cash reserves and short duration of debt securities held provided protection to the balance sheet during what has been described as among the worst periods of performance in bond markets in U.S. history – avoiding unrealized losses in longer dated maturities that will likely persist for years. Second, opportunistic reinvestment of large sums of cash into income generating securities with comparatively attractive yields is expected to contribute to an increase in investment income in future periods.

Net investment income was $3.1 million and $5.0 million during the three and six months ended June 30, 2022, as compared to $2.4 million and $5.4 million during the same periods in 2021. The 33% increase in net investment income during the second quarter of 2022 was primarily due to the reinvestment of cash into higher yielding securities, as discussed above.

Net investment losses were $4.0 million for the second quarter of 2022 as compared to net investment gains of $3.9 million for the same period in 2021. Net realized gains on common stocks of $1.0 million were offset by a $5.0 million reduction in the amount of unrealized gains on common and preferred stocks existing at March 31, 2022.

Net investment losses were $3.9 million for the six months ended June 30, 2022 as compared to net investment gains of $9.7 million for the same period in 2021. Net realized gains on common stocks of $1.2 million were offset by a $5.1 million reduction in the amount of unrealized gains on common and preferred stocks existing at December 31, 2021.

Fixed-income securities were $435.3 million at June 30, 2022, with a tax equivalent book yield of 2.9% compared to 2.4% as of December 31, 2021. As of June 30, 2022, the fixed-income portfolio had an average modified duration of 1.0 years and 85% of the securities had remaining time to maturity of five years or less. As of June 30, 2022, 9% of the investment portfolio was invested in equity securities.

Total investments were $479.6 million at June 30, 2022. Cash and cash equivalents, including restricted cash were $117.2 million. Total investments, cash and cash equivalents, and restricted cash were $596.8 million or $32.81 per share.

Pre-Tax (Loss) Income

Pre-tax loss was $57.6 million for the three months ended June 30, 2022, as compared to a pre-tax loss of $1.0 million reported during the same period in 2021. The decline in pre-tax results for the second quarter of 2022 compared to the same period of the prior year was predominately driven by higher loss and LAE of $35.4 million, as well as lower revenue driven by lower net premiums earned of $16.5 million, net investment losses of $4.0 million compared to net investment gains of $3.9 million the prior year, and lower finance charges of $0.1 million, partially offset by higher net investment income of $0.8 million. Lower operating expenses of $2.7 million partially offset the increase in pre-tax loss for the three months ended June 30, 2022 as compared to the same period of the prior year.

Pre-tax loss was $61.7 million for the six months ended June 30, 2022, as compared to pre-tax income of $10.2 million reported for the same period the prior year. The decline in pre-tax results for the six months ended June 30, 2022, was predominately driven by higher loss and LAE of $30.0 million, as well as lower revenue driven by decreased net premiums earned of $35.8 million, net investment losses of $3.9 million compared to net investment gains of $9.7 million the prior year, lower net investment income of $0.4 million and lower finance charges of $0.3 million, partially offset by higher commission and fees of $0.1 million. Lower operating expenses of $8.3 million partially offset the increase in pre-tax loss for the six months ended June 30, 2022 as compared to pre-tax income reported for the same period of the prior year.

Loss and Loss Adjustment Expenses (“LAE”) and Net Combined Ratios

Losses and LAE increased by $35.4 million to $111.9 million for the three months ended June 30, 2022, as compared to the same period of the previous year. The increase in losses and LAE during the second quarter 2022 was primarily due to $55.6 million of adverse prior year loss reserve development, $35.6 million of which was from the exited contract binding line of the primary commercial automobile business, as compared to $3.1 million of unfavorable prior year loss reserve development for the same period the prior year, partially offset by lower earned premium volume and lower net catastrophe losses. Losses and LAE for the second quarter of 2022 included $2.0 million of net catastrophe losses as compared to $3.7 million during the same period of the prior year.

Losses and LAE increased by $30.0 million to $176.0 million for the six months ended June 30, 2022, as compared to the same period of the previous year. The increase in losses and LAE for the first six months of 2022 was primarily due to $63.3 million of unfavorable prior year loss reserve development, $44.4 million of which was from the exited contract binding line of the primary commercial automobile business, as compared to $1.0 million of unfavorable prior year loss reserve development for the prior year period, partially offset by lower earned premium volume and lower net catastrophe losses. Losses and LAE for the six months ended June 30, 2022, included $3.1 million of net catastrophe losses as compared to $9.6 million during the same period of the prior year.

Net (Loss) Income

Net loss was $69.4 million and $72.6 million for the three and six months ended June 30, 2022 as compared to net loss of $0.8 million and net income of $8.1 million for the same periods during 2021.

On a diluted basis per share, net loss was $3.82 per share and $4.00 per share for the three and six months ended June 30, 2022 as compared to a net loss of $0.05 per share and net income of $0.45 per share for the three and six months ended June 30, 2021. The effective tax rate was -17.8% for the first six months of 2022 compared to 20.5% for the same period in 2021. During the second quarter of 2022 Hallmark recorded a full valuation allowance of $23.9 million against net deferred tax assets primarily due to  recent net losses, including the current period net loss. The effective rate for the six months ended June 30, 2021 varied from the statutory tax rates primarily due to tax exempt interest income.

Net Loss, Expense and Combined Ratios

The net loss ratio was 139.7% and108.2% for the three and six months ended June 30, 2022, as compared to 79.2% and 73.6% reported during the same periods in 2021. Net unfavorable prior year loss reserve development contributed 69.4 points and 38.9 points to the net loss ratio for the three and six months ended June 30, 2022, respectively, as compared to 3.2 points and 0.5 points for the same periods during 2021. Catastrophe losses contributed 2.5 points and 1.9 points to the net loss ratio for the three and six months ended June 30, 2022, respectively, as compared to 3.8 points and 4.8 points for the same periods during 2021.

The expense ratio was 29.5% and 28.9% for the three and six months ended June 30, 2022, as compared to 27.2% and 27.7% during the same periods in 2021. The net combined ratio was 169.2% and 137.1% for the three and six months ended June 30, 2022, as compared to 106.4% and 101.3% for the same periods during 2021. The exited contract binding business adversely impacted the net combined ratio by 45.2 points and 27.6 points during the three and six months ended June 30, 2022.

Book Value Per Share

Book value per share decreased 45% to $5.30 per share as of June 30, 2022 as compared to $9.66 per share as of December 31, 2021.

Non-GAAP Financial Measures

The Company’s financial statements are prepared in accordance with United States generally accepted accounting principles (“GAAP”). However, the Company also presents and discusses certain non-GAAP financial measures that it believes are useful to investors as measures of operating performance. Management may also use such non-GAAP financial measures in evaluating the effectiveness of business strategies and for planning and budgeting purposes. However, these non-GAAP financial measures should not be viewed as an alternative or substitute for the results reflected in the Company’s GAAP financial statements. In addition, the Company’s definitions of these items may not be comparable to the definitions used by other companies.

Operating income and operating income per share are calculated by excluding net investment gains and losses and asset impairments or valuation allowances from GAAP net income.  Asset impairments and valuation allowances are unusual and infrequent charges for the Company. Management believes that operating income and operating income per share provide useful information to investors about the performance of and underlying trends in the Company’s core insurance operations. Net income and net income per share are the GAAP measures that are most directly comparable to operating earnings and operating earnings per share. A reconciliation of operating income and operating income per share to the most comparable GAAP financial measures is presented below.

Hallmark Financial Services, Inc. and Subsidiaries

Non-GAAP Financial Measures Reconcilation

				Weighted
	Income (Loss)	Less Tax	Net	Average	Diluted
($in thousands)	Before Tax	Effect	After Tax	Shares Diluted	Per Share
Second Quarter 2022
Reported GAAP measures	$(57,550)	$11,867	$(69,417)	18,186	$(3.82)
Excluded deferred tax valuation allowance	$—	$(23,888)	$23,888	18,186	$1.31
Excluded investment (gains)/losses	$3,994	$839	$3,155	18,186	$0.17
Operating loss	$(53,556)	$(11,182)	$(42,374)	18,186	$(2.33)

Second Quarter 2021
Reported GAAP measures	$(1,011)	$(165)	$(846)	18,171	$(0.05)
Excluded investment (gains)/losses	$(3,876)	$(814)	$(3,062)	18,171	$(0.17)
Operating loss	$(4,887)	$(979)	$(3,908)	18,171	$(0.22)

Year-to-Date 2022
Reported GAAP measures	$(61,669)	$10,967	$(72,636)	18,179	$(4.00)
Excluded deferred tax valuation allowance	$—	$(23,888)	$23,888	18,179	$1.31
Excluded investment (gains)/losses	$3,943	$828	$3,115	18,179	$0.17
Operating loss	$(57,726)	$(12,093)	$(45,633)	18,179	$(2.51)

Year-to-Date 2021
Reported GAAP measures	$10,216	$2,091	$8,125	18,157	$0.45
Excluded investment (gains)/losses	$(9,655)	$(2,028)	$(7,627)	18,157	$(0.42)
Operating income	$561	$63	$498	18,157	$0.03

	2ndQ 2022	2ndQ 2021	YTD 2022	YTD 2021
Net combined ratio	169.2%	106.4%	137.1%	101.3%
Impact on net combined ratio
Net Unfavorable (Favorable) Prior Year Development	69.4%	3.2%	38.9%	0.5%
Catastrophes, net of reinsurance	2.5%	3.8%	1.9%	4.9%
Underlying combined ratio	97.3%	99.4%	96.3%	95.9%

About Hallmark

Hallmark is a specialty property and casualty insurance holding company with a diversified portfolio of insurance products written on a national platform. With six insurance subsidiaries, Hallmark markets, underwrites and services commercial and personal insurance in select markets. Hallmark is headquartered in Dallas, Texas and its common stock is listed on NASDAQ under the symbol "HALL."

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ materially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, interest rate trends, general economic conditions, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

For further information, please contact:

Chris Kenney

President

Chief Financial Officer

817.348.1600

www.hallmarkgrp.com

Hallmark Financial Services, Inc. and Subsidiaries

Consolidated Balance Sheets

($in thousands, except par value)	Jun. 30	Dec. 31
ASSETS	2022	2021
Investments:	(unaudited)
Debt securities, available-for-sale, at fair value (amortized cost: $442,218 in 2022 and $288,175 in 2021)	$435,266	$290,073
Equity securities (cost: $42,856 in 2022 and $42,120 in 2021)	44,325	48,695
Total investments	479,591	338,768
Cash and cash equivalents	113,207	352,867
Restricted cash	4,019	3,810
Ceded unearned premiums	158,634	146,433
Premiums receivable	99,994	90,621
Accounts receivable	4,413	6,914
Receivable from reinsurer	38,645	—
Receivable for securities	3,970	1,326
Reinsurance recoverable	522,957	549,964
Deferred policy acquisition costs	5,318	6,811
Intangible assets, net	567	819
Federal income tax recoverable	2,906	18,217
Deferred federal income taxes, net	—	8,906
Prepaid pension	57	—
Prepaid expenses	4,141	2,389
Other assets	27,584	25,753
Total Assets	$1,466,003	$1,553,598
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Senior unsecured notes due 2029 (less unamortized debt issuance costs of $697 in 2022 and $746 in 2021)	$49,303	$49,254
Subordinated debt securities (less unamortized debt issuance costs of $717 in 2022 and $744 in 2021)	55,985	55,959
Reserves for unpaid losses and loss adjustment expenses	848,207	816,681
Unearned premiums	296,662	284,427
Reinsurance payable	64,466	117,908
Pension liability	-	174
Payable for securities	1,078	3,280
Accounts payable and other liabilites	53,930	50,394
Total Liabilities	1,369,631	1,378,077
Commitments and contingencies
Stockholders’ equity:
Common stock, $.18 par value, authorized 33,333,333 shares; issued 20,872,831 shares in 2022 and 2021	3,757	3,757
Additional paid-in capital	123,166	122,844
Retained earnings	2,067	74,703
Accumulated other comprehensive loss	(7,984)	(1,035)
Treasury stock (2,688,007 shares in 2022 and 2,700,364 shares in 2021), at cost	(24,634)	(24,748)
Total Stockholders Equity	96,372	175,521
Total Liabilities & Stockholders Equity	$1,466,003	$1,553,598

Hallmark Financial Services, Inc. and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended		Year-to-Date
($in thousands, except per share amounts, unaudited)	June 30,		June 30,
	2022	2021	2022	2021
Gross premiums written	$182,066	$169,716	$333,025	$332,734
Ceded premiums written	(97,765)	(82,230)	(170,403)	(153,751)
Net premiums written	84,301	87,486	162,622	178,983
Change in unearned premiums	(4,188)	9,098	(33)	19,453
Net premiums earned	80,113	96,584	162,589	198,436

Investment income, net of expenses	3,120	2,353	4,979	5,363
Investment (losses) gains, net	(3,994)	3,876	(3,943)	9,655
Finance charges	980	1,109	1,963	2,242
Commission and fees	283	250	570	510
Other income	12	16	28	35
Total revenues	80,514	104,188	166,186	216,241

Losses and loss adjustment expenses	111,933	76,489	175,957	145,968
Operating expenses	24,639	27,335	49,016	57,307
Interest expense	1,366	1,249	2,630	2,498
Amortization of intangible assets	126	126	252	252
Total expenses	138,064	105,199	227,855	206,025

(Loss) income before tax	(57,550)	(1,011)	(61,669)	10,216
Income tax expense (benefit)	11,867	(165)	10,967	2,091
Net (loss) income	$(69,417)	$(846)	$(72,636)	$8,125

Net (loss) income per share:
Basic	$(3.82)	$(0.05)	$(4.00)	$0.45
Diluted	$(3.82)	$(0.05)	$(4.00)	$0.45

Hallmark Financial Services, Inc. and Subsidiaries

Consolidated Segment Data

Three Months Ended Jun. 30

	Specialty Commercial		Standard Commercial
	Segment		Segment		Personal Segment		Corporate		Consolidated
($in thousands, unaudited)	2022	2021	2022	2021	2022	2021	2022	2021	2022	2021
Gross premiums written	$138,379	$126,190	$28,569	$27,712	$15,118	$15,814	$—	$—	$182,066	$169,716
Ceded premiums written	(86,846)	(71,805)	(10,845)	(10,330)	(74)	(95)	—	—	(97,765)	(82,230)
Net premiums written	51,533	54,385	17,724	17,382	15,044	15,719	—	—	84,301	87,486
Change in unearned premiums	(3,838)	7,937	(1,160)	(835)	810	1,996	—	—	(4,188)	9,098
Net premiums earned	47,695	62,322	16,564	16,547	15,854	17,715	—	—	80,113	96,584

Total revenues	49,087	64,890	16,888	17,240	17,048	19,115	(2,509)	2,943	80,514	104,188

Losses and loss adjustment expenses	85,765	46,112	12,074	14,138	14,094	16,239	—	—	111,933	76,489

Pre-tax income (loss)	(45,907)	4,848	(786)	(1,976)	(2,819)	(2,766)	(8,038)	(1,117)	(57,550)	(1,011)

Net loss ratio (1)	179.8%	74.0%	72.9%	85.4%	88.9%	91.7%			139.7%	79.2%
Net expense ratio (1)	19.2%	23.8%	34.5%	31.7%	31.6%	27.2%			29.5%	27.2%
Net combined ratio (1)	199.0%	97.8%	107.4%	117.1%	120.5%	118.9%			169.2%	106.4%

Impact on net combined ratio
Net Unfavorable (Favorable) Prior Year Development	111.7%	1.8%	2.8%	0.1%	11.6%	11.2%			69.4%	3.2%
Catastrophes, net of reinsurance	2.4%	0.2%	4.7%	19.3%	0.4%	2.3%			2.5%	3.8%
Underlying combined ratio (1)	84.9%	95.8%	99.9%	97.7%	108.5%	105.4%			97.3%	99.4%

Net Unfavorable (Favorable) Prior Year Development	53,278	1,127	470	18	1,835	1,985	—	—	55,583	3,130

(1)	The net loss ratio is calculated as incurred losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP. The net expense ratio is calculated as total underwriting expenses offset by agency fee income divided by net premiums earned, each determined in accordance with GAAP. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio. The underlying combined ratio is the net combined ratio excluding the impact of net prior year reserve development and catastrophes.

Hallmark Financial Services, Inc. and Subsidiaries

Consolidated Segment Data

Six Months Ended Jun. 30

	Specialty Commercial		Standard Commercial
	Segment		Segment		Personal Segment		Corporate		Consolidated
($ in thousands, unaudited)	2022	2021	2022	2021	2022	2021	2022	2021	2022	2021
Gross premiums written	$242,229	$240,180	$58,846	$57,447	$31,950	$35,107	$—	$—	$333,025	$332,734
Ceded premiums written	(147,915)	(133,009)	(22,338)	(20,580)	(150)	(162)	—	—	(170,403)	(153,751)
Net premiums written	94,314	107,171	36,508	36,867	31,800	34,945	—	—	162,622	178,983
Change in unearned premiums	3,591	22,362	(3,237)	(3,254)	(387)	345	—	—	(33)	19,453
Net premiums earned	97,905	129,533	33,271	33,613	31,413	35,290	—	—	162,589	198,436

Total revenues	100,998	134,489	34,016	34,928	33,867	38,074	(2,695)	8,750	166,186	216,241

Losses and loss adjustment expenses	125,077	89,095	24,207	26,229	26,673	30,644	—	—	175,957	145,968

Pre-tax income (loss)	(43,342)	16,196	(1,478)	(1,610)	(3,845)	(4,389)	(13,004)	19	(61,669)	10,216

Net loss ratio (1)	127.8%	68.8%	72.8%	78.0%	84.9%	86.8%			108.2%	73.6%
Net expense ratio (1)	20.7%	24.0%	34.6%	31.7%	30.3%	28.8%			28.9%	27.7%
Net combined ratio (1)	148.5%	92.8%	107.4%	109.7%	115.2%	115.6%			137.1%	101.3%
Impact on net combined ratio
Net Unfavorable (Favorable) Prior Year Development	60.9%	(0.6)%	0.6%	(0.6)%	8.7%	(4.0)%			38.9%	0.5%
Catastrophes, net of reinsurance	2.1%	2.8%	2.9%	2.8%	0.3%	15.4%			1.9%	4.9%
Underlying combined ratio (1)	85.5%	90.6%	103.9%	107.5%	106.2%	104.2%			96.3%	95.9%
Net Unfavorable (Favorable) Prior Year Development	59,658	(772)	208	(1,343)	3,408	3,159			63,274	1,044

(1)	The net loss ratio is calculated as incurred losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP. The net expense ratio is calculated as total underwriting expenses offset by agency fee income divided by net premiums earned, each determined in accordance with GAAP. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio. The underlying combined ratio is the net combined ratio excluding the impact of net prior year reserve development and catastrophes.